Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-223375 on Form S-3 of our report dated February 19, 2019, relating to the consolidated financial statements of CityCenter Holdings, LLC and subsidiaries, appearing in the Annual Report on Form 10-K of MGM Resorts International for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, NV

March 27, 2019